EXHIBIT 99.1 FOR IMMEDIATE RELEASE Federal Signal Completes Acquisition of Truck Bodies and Equipment International OAK BROOK, Illinois, June 2, 2017 — Federal Signal Corporation (NYSE:FSS) (“the Company”), a leader in environmental and safety solutions, today announced that it has completed the acquisition of Truck Bodies and Equipment International (“TBEI”), a leading U.S. manufacturer of dump truck bodies and trailers, for a purchase price of $270 million, subject to customary closing adjustments. Signing of the purchase agreement was previously announced on May 8, 2017. TBEI represents a portfolio of six established brands, which occupy leading market share positions in their respective product categories. They have developed a sustained competitive advantage through a combination of an intense focus on operational excellence, a comprehensive distribution strategy, and continuous attention to its customers’ primary requirements for a high-quality product and short lead times. “We are excited to welcome the TBEI businesses to our Federal Signal portfolio of brands,” said Jennifer L. Sherman, Federal Signal’s President and Chief Executive Officer. “Their product offerings will allow us to further diversify into higher growth, maintenance and infrastructure markets, while balancing the mix of revenue streams between municipal and industrial, and reduce our exposure to oil and gas. This acquisition represents a strong strategic fit for Federal Signal and will enhance our ability to achieve sustainable and profitable growth. After factoring in a preliminary estimate of the anticipated increase in amortization expense resulting from acquisition- related accounting impacts, we continue to expect TBEI to be modestly accretive to 2017 earnings.” About Federal Signal Federal Signal Corporation (NYSE: FSS) provides products and services to protect people and our planet. Founded in 1901, Federal Signal is a leading global designer, manufacturer and supplier of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates two groups: Environmental Solutions and Safety and Security Systems. For more information on Federal Signal, visit: www.federalsignal.com. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 This release contains various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions; product and price competition; supplier and raw material prices; risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits; foreign currency exchange rate changes; interest rate changes; increased legal expenses and litigation results; legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission. Contact: Ian Hudson, Interim Chief Financial Officer, +1-630-954-2000, ihudson@federalsignal.com